Exhibit 99.1
FOR FURTHER INFORMATION:

AT TOWER FINANCIAL CORPORATION:
FOR INVESTORS:	FOR MEDIA:
Richard R. Sawyer	Michelle Gray
CFO	Marketing
260-427-7150	260-427-7100
rick.sawyer@towerbank.net	michelle.gray@towerbank.net

TOWER FINANCIAL CORPORATION ANNOUNCES STOCK REPURCHASE PROGRAM

FORT WAYNE, INDIANA - May 15, 2007 - Tower Financial Corporation (NASDAQ GM: TOFC) announced today that its board of directors has authorized the repurchase of up to sixty-five thousand (65,000) shares of the Company’s common stock, either through open market purchases in accordance with the requirements of Rule 10b-18 under the Securities Exchange Act of 1934, as amended, or in privately negotiated block purchases if and to the extent the Company becomes aware that individual blocks of shares are available for repurchase.

In commenting on the initiation of this repurchase program, Donald F. Schenkel, chairman of the board of Tower Financial Corporation, stated, “We believe that the current market price of our common stock does not properly reflect the value of our growing financial services franchise and the underlying value of our shares.” Mr. Schenkel further noted, “We believe this repurchase program represents an excellent value for our shareholders at this time. As before, we will continue to pursue growth opportunities as they become available.”

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company for two subsidiaries: Tower Bank & Trust Company, a growing community bank headquartered in Fort Wayne that opened in February 1999; and Tower Trust Company, a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank provides a wide variety of financial services to businesses and consumers located in Indiana through its six full-service financial centers in Fort Wayne and a seventh in Angola, and business development offices in Indianapolis and Warsaw, Indiana. The Company has also applied for a charter to open a de novo bank to serve the Greater Indianapolis market. Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, please visit Tower's web site at www.TOFC.net.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank.

These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may differ materially from what may be expressed or forecasted in the forward-looking statements.

Future factors include changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies, trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors, including risk factors described in the Corporation’s Annual Report on Form 10-k and in other filings made by the Corporation from time to time with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. These are representative of the future factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement. The Corporation undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

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